EXHIBIT 99

               METROCORP BANCSHARES, INC. AN ALLEGED FRAUD VICTIM

             RECORDS A $5.3 MILLION FACTORING RECEIVABLE CHARGE-OFF

HOUSTON (May 31, 2000) - MetroCorp Bancshares, Inc. (Nasdaq: MCBI) announced today that Advantage Finance Corporation ("Advantage"), the factoring subsidiary of MetroBank, N.A., has reportedly been the victim of a fraudulent scheme by a long-time customer which will require an unusual charge-off against MetroBank's loan loss reserve during the second quarter of 2000. MetroBank, N.A. is a wholly owned subsidiary of MetroCorp Bancshares, Inc. ("MetroCorp") and provides loans to Advantage to finance its factoring business.

Advantage had a long-standing factoring arrangement under which the customer who allegedly instigated the fraud sold accounts receivable to Advantage at a customary factor's discount from the face amount due on the accounts. The customer recently informed Advantage and the Federal Bureau of Investigation that it fraudulently documented and sold to Advantage fabricated or inflated accounts receivable. The accounts receivable were purportedly payable by a company with a long and consistent payment history with Advantage. Falsified corporate financial records and other documentation were apparently submitted to Advantage. The customer also admitted to defrauding other financial institutions and creditors.

Although investigation of the scheme and the potential for recovery of assets is ongoing, Advantage currently estimates that its maximum exposure for loss from the fraud is approximately $5.3 million, which represents the net uncollected balance of the suspect accounts receivable sold by the customer to Advantage.

Based on preliminary estimates of its exposure in the fraud, MetroCorp has charged-off $5.3 million during the second quarter ending June 30, 2000, against its existing $8.6 million loan loss reserve. During this same quarter, MetroBank will restore its loan loss reserve to the pre-existing $8.6 million. The fraud is expected to have a negative effect on earnings after tax for the second quarter of 2000 of approximately $.50 per share.

Don J. Wang, Chairman and President of MetroCorp, said, "The $5.3 million appears to be the maximum potential charge-off in the eventuality that no recovery is possible, but the facts are still being investigated." Wang continued, "We are currently evaluating all available remedies, and intend to aggressively pursue all avenues for restitution.

"This is an unusual event for us," Wang stated, "since we are a conservative bank. Our overall financial condition remains solid and our depositors' funds are secure. We must accept that we have been victimized by a fraudulent scheme and learn from that unfortunate experience. We plan to tackle the issues raised by this situation head-on and move forward with our sound growth strategy."

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The company has 15 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the company's web site at WWW.METROBANK-NA.COM.

THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBE METROCORP'S LOAN LOSS ESTIMATES, FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND METROCORP'S CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO CHANGES IN INTEREST RATES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND THE PRELIMINARY LOSS ESTIMATES INCLUDED IN THE RELEASE AND OVERALL LOAN LOSS RESERVE ESTIMATES. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS WHICH COULD AFFECT METROCORP BANCSHARES IS CONTAINED IN METROCORP'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT:  RUTH RANSOM
          CHIEF FINANCIAL OFFICER
          713-414-3600